Exhibit 99.1

Archrock to Acquire Total Operations and Production Services, LLC

•	$983 million cash and stock transaction expected to be immediately accretive to Archrock’s earnings per share and cash available for dividend per share

•	Complements and deepens existing compression operations in the Permian Basin with addition of 580,000 horsepower of young assets, including approximately 500,000 operating horsepower and a substantial and contracted backlog of new equipment

•	Expands Archrock’s capabilities in electric motor drive compression, in-line with emissions reduction strategy

•	Archrock to host a conference call on Tuesday, July 23 at 10:00 a.m. ET

HOUSTON and MIDLAND, Texas, July 22, 2024 - Archrock, Inc. (NYSE: AROC) (“Archrock”) and Total Operations and Production Services, LLC (“TOPS”), a leading provider of contract gas compression services for the Permian Basin and portfolio company of investment funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”), today announced that they have entered into a definitive agreement under which Archrock will acquire TOPS, including approximately 580,000 horsepower of predominantly young electric motor drive compression assets, in a cash-and-stock transaction valued at $983 million.

“Our acquisition of TOPS is an exciting opportunity to expand and diversify our contract compression operations, increase sustainability and create significant value for Archrock shareholders,” said Brad Childers, President and Chief Executive Officer of Archrock. “This transaction will accelerate the meaningful progress we’ve made advancing our strategy of high-grading our fleet, improving profitability, expanding our operations in basins with strong long-term growth prospects and helping our customers achieve their emissions reduction goals. With the addition of TOPS’ highly-utilized and young asset base, electric motor drive equipment capacity and deep electrical engineering expertise, we will enhance Archrock’s positioning and ability to meet growing demand for lower carbon solutions. We are buying a rapidly growing business with a substantial and contracted backlog. The transaction is expected to be more than 10% accretive to earnings per share and more than 20% accretive to cash available for dividend per share in 2025, and will enable us to continue investing in our business while increasing shareholder returns and maintaining a strong balance sheet.”

Childers continued, “We have deep admiration for the TOPS team and the innovative company, brand and culture that they’ve built. We look forward to welcoming TOPS to the Archrock family, expanding our presence in the Permian Basin, and working together to pursue our shared mission of delivering energy to help power a cleaner America.”

“We are excited to join together with Archrock during an important time for our company and our industry,” said Brian Green, Chief Executive Officer of TOPS. “TOPS’ horsepower is contracted with blue-chip customers in the Permian Basin, making the addition of our electric motor business highly strategic and complementary for Archrock. We look forward to joining the Archrock team and working together to serve more customers across the country while driving continued growth and value creation.”

Compelling Strategic and Financial Benefits

•	Enhances Archrock’s position in contract compression in the U.S., with pro forma operating horsepower of approximately 4.1 million and a pro forma enterprise value exceeding $6 billion.

•	Increases Archrock’s Permian Basin compression capacity by 30% to approximately 2.2 million operating horsepower, with the Company’s assets in the Permian Basin representing approximately 52% of its total operating horsepower.

•	Increases Archrock’s electric compression horsepower to approximately 648,000.

•	Acquired assets are expected to generate approximately $136 million of third quarter 2024 annualized adjusted EBITDA, exclusive of any anticipated synergies.

•	Purchase price represents a transaction multiple of 7.3x third quarter of 2024 annualized adjusted EBITDA.

Transaction, Leadership and Closing Details

Under the terms of the agreement, Archrock will issue approximately 6.87 million new Archrock common shares to the sellers. In addition, Archrock intends to fund the $826 million cash portion of the total consideration with a combination of equity and debt, and with an approach consistent with the Company’s stated target leverage ratio range of between 3.0 times and 3.5 times.

Following close of the transaction, TOPS will continue to be led by Brian Green. Archrock is committed to maintaining a dedicated presence in Midland, Texas, and no changes to the TOPS organization, personnel or operations are planned.

The transaction has been unanimously approved by the Board of Directors of Archrock and is expected to close by the end of 2024, subject to customary regulatory approvals and other closing conditions.

Conference Call Details

Archrock will host a conference call on Tuesday, July 23, 2024 to discuss the transaction. The call will begin at 10:00 a.m., Eastern Time. To listen to the call via a live webcast, please visit Archrock’s website at www.archrock.com. The call will also be available by dialing (800) 715-9871 in the United States and Canada or 1 (646) 307-1963 for international calls. The access code is 3363127. Please call approximately 15 minutes prior to the scheduled start time and reference Archrock.

A replay of the conference call will be available on Archrock’s website for approximately seven days. Also, a replay may be accessed by dialing 1 (800) 770-2030 in the United States and Canada, or 1 (609) 800-9909 for international calls. The access code is 3363127#.

Preliminary Second Quarter 2024 Financial Results

In a separate filing issued today, Archrock announced select preliminary financial results for the second quarter of 2024. The filing is available on Archrock’s website at www.archrock.com.

Advisors

Evercore is acting as exclusive financial advisor and Latham & Watkins LLP is acting as legal advisor to Archrock. Jefferies LLC is acting as exclusive financial advisor and Vinson & Elkins LLP is acting as legal advisor to TOPS.

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About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA, visit www.archrock.com.

About TOPS

Based in Midland, Texas, TOPS is a leading provider of contract gas compression services for the Permian Basin. TOPS specializes in lower emission, electric driven compression for gas lift and other applications. TOPS’ natural gas compressors feature industry leading technology allowing for complete remote monitoring of all operating conditions. These features ensure industry leading up-time, transparency and a compressor package built to take advantage of the latest in automation enhancements. To learn more, please visit www.total-operations.com.

About Apollo

Apollo is a high-growth, global alternative asset manager. In its asset management business, it seeks to provide its clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three investing strategies: yield, hybrid, and equity. For more than three decades, its investing expertise across its fully integrated platform has served the financial return needs of its clients and provided businesses with innovative capital solutions for growth. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of March 31, 2024, Apollo had approximately $671 billion of assets under management. To learn more, please visit www.apollo.com.

Non-GAAP Measures

Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding, net of tax, income taxes, interest expense, depreciation and amortization, long-lived asset impairment, non-cash stock-based compensation expense and other items. Archrock has not provided projected net income from the assets to be acquired, the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected adjusted EBITDA to projected net income of the assets to be acquired. Archrock does not control the assets to be acquired or prepare the related financial statements. Archrock is unable to provide projected net income of the assets to be acquired or a reconciliation of the projected adjusted EBITDA of the assets to be acquired to projected net income from those assets because the calculation of projected adjusted EBITDA was based on, among other things, projected utilization and rate information combined with high-level, operating expense assumptions related to the assets to be acquired. As such, Archrock does not have sufficient information to project net income from the assets to be acquired, nor does Archrock have sufficient information regarding all of the reconciling items that may exist between projected adjusted EBITDA and projected net income for the assets to be acquired. Therefore, projected net income of the assets to be acquired and a reconciliation of projected adjusted EBITDA of the assets to projected net income from those assets are not available without unreasonable effort.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of Archrock, Inc. Forward-looking information includes, but is not limited to statements regarding the expected benefits of the proposed transaction, including its expected accretion and the expected impact on Archrock’s EBITDA, leverage ratio, dividend growth and dividend coverage; the anticipated completion of the proposed transaction and the timing thereof; plans and objectives of management for future operations.; structural and process improvement initiatives, the expected timing thereof, Archrock’s ability to successfully effect those initiatives and the expected results therefrom; and statements regarding Archrock’s dividend policy.

While Archrock believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. The factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: the failure to complete the proposed transaction or to realize the anticipated accretion, dividend growth and coverage, potential synergies and other anticipated strategic benefits of the transaction within the expected time frames or at all; the possible diversion of management time on transaction-related issues; the risk that the requisite approvals to complete the transaction will not be obtained; Archrock’s ability to access the capital markets on acceptable terms, or at all, to fund a portion of the cash consideration for the proposed transaction; changes in customer, employee or supplier relationships of Archrock or TOPS; local, regional and national economic and financial market conditions and the impact they may have on Archrock, TOPS and their respective customers; future regulatory conditions, including changes in tax laws; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; the financial condition of Archrock’s or TOPS’ customers; the failure of any customer of Archrock or TOPS to perform its contractual obligations; changes in safety, health, environmental and other regulations; the effectiveness of Archrock’s control environment, including the identification of control deficiencies; estimated transaction and integration costs associated with the proposed transaction; the retention of certain key employees of TOPS; and Archrock’s ability to successfully integrate the operations of TOPS.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2023, and those set forth from time to time in Archrock’s filings with the Securities and Exchange Commission, which are available at www.archrock.com. Except as required by law, Archrock expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

For information, contact:

Archrock, Inc.
INVESTORS Megan Repine VP of Investor Relations 281-836-8360 investor.relations@archrock.com
MEDIA Andrew Siegel / Jed Repko Joele Frank 212-355-4449